UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                            Meadow Valley Corporation
                         ------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                         ------------------------------
                         (Title of Class of Securities)

                                    583185103
                                 --------------
                                 (CUSIP Number)

                             Thomas J. Morgan, Esq.
                               Lewis and Roca, LLP
                              40 N. Central Avenue
                             Phoenix, Arizona 85003
                                 (602) 262-5712
            --------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                February 22, 2005
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously field a statement of Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this coverage page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                         ------------------
CUSIP NO. 583185103                                           Page 2 of 14 Pages
---------------------                                         ------------------

1   NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    P2SA Equity, LLC (1), 88-0489850
    --------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                       (b) [ ]

    --------------------------------------------------------------------------
3   SEC USE ONLY

    --------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    OO - Shares contributed by members upon formation
    --------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                  [ ]

    --------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    United States
    --------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     199,300
     NUMBER OF       ---------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     0
     OWNED BY        ---------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       199,300
      PERSON         ---------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     0
                     ---------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    199,300
    --------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


    --------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    5.53%
    --------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    OO - Limited Liability Company
    --------------------------------------------------------------------------

(1) Greg J. Paulk as trustee of the Greg Jesse Paulk Trust, Dated 1/23/1998, the sole managing member of P2SA Equity LLC, has sole voting and dispositive power over all shares held by P2SA Equity LLC. Mr. Paulk disclaims beneficial ownership of shares held by P2SA Equity LLC except for shares beneficially held by the Greg Jesse Paulk Trust, Dated 1/23/1998 through its member interest in P2SA Equity LLC.

---------------------                                         ------------------
CUSIP NO. 583185103                                           Page 3 of 14 Pages
---------------------                                         ------------------

1   NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Greg Jesse Paulk Trust, Dated 1/23/1998
    --------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                       (b) [ ]

    --------------------------------------------------------------------------
3   SEC USE ONLY

    --------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    PF, AF
    --------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                  [ ]

    --------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    United States
    --------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     0
     NUMBER OF       ---------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     0
     OWNED BY        ---------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       0
      PERSON         ---------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     0
                     ---------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    199,300 (1)
    --------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


    --------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    5.53%
    --------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    OO - Trust
    --------------------------------------------------------------------------

(1) Greg Jesse Paulk Trust, Dated 1/23/1998 beneficially owns 113,601 shares through its ownership of P2SA Equity LLC.

---------------------                                         ------------------
CUSIP NO. 583185103                                           Page 4 of 14 Pages
---------------------                                         ------------------

1   NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Ryan Joey Paulk Trust, Dated 10/22/1997
    --------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                       (b) [ ]

    --------------------------------------------------------------------------
3   SEC USE ONLY

    --------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    PF, AF
    --------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                  [ ]

    --------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    Nevada
    --------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     0
     NUMBER OF       ---------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     0
     OWNED BY        ---------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       0
      PERSON         ---------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     0
                     ---------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    199,300 (1)
    --------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


    --------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    5.53%
    --------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    OO - Trust
    --------------------------------------------------------------------------

(1) Ryan Joey Paulk Trust, Dated 10/22/1997 beneficially owns 59,790 shares through its ownership of P2SA Equity LLC.

---------------------                                         ------------------
CUSIP NO. 583185103                                           Page 5 of 14 Pages
---------------------                                         ------------------

1   NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Brady Stevens Trust, Dated 10/22/1997
    --------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                       (b) [ ]

    --------------------------------------------------------------------------
3   SEC USE ONLY

    --------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    PF, AF
    --------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                  [ ]

    --------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    Nevada
    --------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     0
     NUMBER OF       ---------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     0
     OWNED BY        ---------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       0
      PERSON         ---------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     0
                     ---------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    199,300 (1)
    --------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


    --------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    5.53%
    --------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    OO - Trust
    --------------------------------------------------------------------------

(1) Brady Stevens Trust, Dated 10/22/1997 beneficially owns 19,930 shares through its ownership of P2SA Equity LLC.

---------------------                                         ------------------
CUSIP NO. 583185103                                           Page 6 of 14 Pages
---------------------                                         ------------------

1   NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    New-Com, Inc., 88-0195236
    --------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                       (b) [ ]

    --------------------------------------------------------------------------
3   SEC USE ONLY

    --------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    WC
    --------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                  [ ]

    --------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    United States
    --------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     0
     NUMBER OF       ---------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     0
     OWNED BY        ---------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       0
      PERSON         ---------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     0
                     ---------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    199,300 (1)
    --------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


    --------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    5.53%
    --------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    CO
    --------------------------------------------------------------------------

(1) New-Com, Inc. beneficially owns 1,993 shares through its ownership of P2SA Equity LLC.

---------------------                                         ------------------
CUSIP NO. 583185103                                           Page 7 of 14 Pages
---------------------                                         ------------------

1   NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Joseph and Danielle Hatton
    --------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                       (b) [ ]

    --------------------------------------------------------------------------
3   SEC USE ONLY

    --------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    PF, AF
    --------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                  [ ]

    --------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    United States
    --------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     0
     NUMBER OF       ---------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     0
     OWNED BY        ---------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       0
      PERSON         ---------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     0
                     ---------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    199,300 (1)
    --------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


    --------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    5.53%
    --------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
    --------------------------------------------------------------------------

(1) Joseph Hatton beneficially owns 1,993 shares through his ownership of P2SA Equity LLC.

---------------------                                         ------------------
CUSIP NO. 583185103                                           Page 8 of 14 Pages
---------------------                                         ------------------

1   NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Michael and Janell Cassell Family Trust
    --------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                       (b) [ ]

    --------------------------------------------------------------------------
3   SEC USE ONLY

    --------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    PF, AF
    --------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                  [ ]

    --------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    United States
    --------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     0
     NUMBER OF       ---------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     0
     OWNED BY        ---------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       0
      PERSON         ---------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     0
                     ---------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    199,300 (1)
    --------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


    --------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    5.53%
    --------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    OO - Trust
    --------------------------------------------------------------------------

(1) Michael and Janell Cassell Family Trust beneficially owns 1,993 shares through its ownership of P2SA Equity LLC.

---------------------                                         ------------------
CUSIP NO. 583185103                                           Page 9 of 14 Pages
---------------------                                         ------------------


ITEM 1. SECURITY AND ISSUER

     (a)  common stock, $0.001 par value
     (b)  Meadow Valley Corporation
     (c)  4411 South 40th Street
          Suite D-11
          Phoenix, Arizona  85040

ITEM 2. IDENTITY AND BACKGROUND

     The following information relates to P2SA Equity, LLC:
     (a)  Name: P2SA Equity, LLC
     (b)  Place of Organization: Nevada
     (c)  Principal Business: Hold issuer's stock
     (d)  Principal Office: 412 East Gowan Road, North Las Vegas, Nevada 89032
     (e)  Criminal Convictions in Last Five Years: None
     (f)  Civil Proceedings Regarding Securities Violation in Last Five Years:
          None

     The following information relates to Greg Jesse Paulk Trust, Dated January 23, 1998:
     (a)  Name: Greg Jesse Paulk Trust, Dated 1/23/1998
     (b)  Place of Organization: Nevada
     (c)  Principal Business: Manage trust assets
     (d)  Principal Office: 412 East Gowan Road, North Las Vegas, Nevada 89032
     (e)  Criminal Convictions in Last Five Years: None
     (f)  Civil Proceedings Regarding Securities in Last Five Years: None

     The following information relates to Ryan Joey Paulk Trust:
     (a)  Name: Ryan Joey Paulk Trust, Dated 10/22/1997
     (b)  Place of Organization: Nevada
     (c)  Principal Business: Manage trust assets
     (d)  Principal Office: 412 East Gowan Road, North Las Vegas, Nevada 89032
     (e)  Criminal Convictions in Last Five Years: None
     (f)  Civil Proceedings Regarding Securities in Last Five Years: None

     The following information relates to Brady Stevens Trust, Dated 10/22/1997:
     (a)  Name: Brady Stevens Trust, Dated 10/22/1997
     (b)  Place of Organization: Nevada
     (c)  Principal Business: Manage trust assets

---------------------                                        -------------------
CUSIP NO. 583185103                                          Page 10 of 14 Pages
---------------------                                        -------------------


     (d)  Principal Office: 412 East Gowan Road, North Las Vegas, Nevada 89032
     (e)  Criminal Convictions in Last Five Years: None
     (f)  Civil Proceedings Regarding Securities in Last Five Years: None

     The following information relates to New-Com, Inc.:
     (a)  Name: New-Com, Inc.
     (b)  Place of Organization: Nevada
     (c) Principal Business: Holding company for corporations engaged in construction business.
     (d)  Business Address: 412 East Gowan Road, North Las Vegas, Nevada 89032
     (e)  Criminal Convictions in Last Five Years: None
     (f)  Civil Proceedings Regarding Securities Violation in Last Five Years:
          None

     The following information relates to Joseph Hatton:
     (a)  Name: Joseph Hatton
     (b)  Business Address: 412 East Gowan Road, North Las Vegas, Nevada 89032
     (c)  Occupation: Employee
          Employer: New-Com, Inc., 412 East Gowan Road, North Las Vegas, Nevada 89032
          Principal Business: Construction business.
     (d)  Criminal Convictions in Last Five Years: None
     (e)  Civil Proceedings Regarding Securities Violation in Last Five Years:
          None
     (f)  Citizenship: United States

     The following information relates to Michael and Janell Cassell Family
     Trust:
     (a)  Name: Michael and Janell Cassell Family Trust
     (b)  Place of Organization: Nevada
     (c)  Principal Business: Manage trust assets
     (d)  Principal Office: 412 East Gowan Road, North Las Vegas, Nevada 89032
     (e)  Criminal Convictions in Last Five Years: None
     (f)  Civil Proceedings Regarding Securities in Last Five Years: None

---------------------                                        -------------------
CUSIP NO. 583185103                                          Page 11 of 14 Pages
---------------------                                        -------------------


ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     Legal title to all shares is held by P2SA Equity LLC. All other filing persons hold indirect ownership of stated amounts of shares as members of P2SA Equity LLC. P2SA Equity LLC acquired all shares as a capital contribution upon its formation.

ITEM 4. PURPOSE OF TRANSACTION

     The shares originally were acquired through market transactions in the ordinary course for investment purposes. After initial acquisition, all shares were contributed to P2SA Equity LLC upon its formation. The reporting persons may acquire or dispose of additional shares in the open market, in private transactions or otherwise depending on various factors, including general market and industry conditions, and the issuer's financial condition and results of operation. The reporting persons will continue to review their holdings and the factors set forth above and may consider certain types of transactions set forth in paragraphs (a) through (j) of Item 4 of Schedule 13D. No such transactions are currently contemplated.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

(a)(b) Shares Owned:

                                                      Shares
                                                   Beneficially
           Reporting Person                          Owned (1)        Percentage
           ----------------                          ---------        ----------
Greg Jesse Paulk Trust, Dated 1/23/1998               113,601            3.15%
Ryan Joey Paulk Trust, Dated 10/22/1997                59,790            1.66%
Brady Stevens Trust, Dated 10/22/1997                  19,930            0.55%
New-Com, Inc.                                           1,993            0.06%
Joseph and Danielle Hatton                              1,993            0.06%
Michael and Janell Cassell Family Trust                 1,993            0.06%
                                                      -------         -------
                                                      199,300

(1) Legal title to all shares held by P2SA Equity LLC. Greg J. Paulk as trustee of the Greg Jesse Paulk Trust, Dated 1/23/1998, the sole managing member of P2SA Equity LLC, has sole voting and dispositive power over all shares held by P2SA Equity LLC.

(c) Transactions Within Past 60 Days:

            Date                                   Transaction
            ----                                   -----------
           2/14/05                              Sold 17,700 Shares
           2/18/05                              Sold 14,500 Shares
           2/22/05                              Sold 50,400 Shares
           3/01/05                              Sold 36,000 Shares
           3/02/05                              Sold 64,700 Shares

---------------------                                        -------------------
CUSIP NO. 583185103                                          Page 12 of 14 Pages
---------------------                                        -------------------



(d)(e)    Not applicable

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITY OF THE ISSUER

     P2SA Equity, LLC was formed to hold issuer's shares. All other reporting persons are members of P2SA Equity LLC; the Greg Jesse Paulk Trust is the managing member.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

     Exhibit 1. Joint Filing Statement

---------------------                                        -------------------
CUSIP NO. 583185103                                          Page 13 of 14 Pages
---------------------                                        -------------------

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints each and all of the other persons below, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Schedule 13D, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming to all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 3, 2005                               /s/ Greg J. Paulk
-------------------                         ------------------------------------
Date                                        Greg J. Paulk, Individually and as
                                            trustee of the Greg Jesse Paulk
                                            Trust, Dated 1/23/1998, on behalf of
                                            the trust and as managing member of
                                            P2SA Equity LLC

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 3, 2005                               /s/ Greg J. Paulk
-------------------                         ------------------------------------
Date                                        Greg J.  Paulk  as  attorney-in-fact
                                            for Ryan Paulk,  Trustee of the Ryan
                                            Joey Paulk Trust, Dated 10/22/1997

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 3, 2005                               /s/ Greg J. Paulk
-------------------                         ------------------------------------
Date                                        Greg J. Paulk as attorney-in-fact
                                            for Brady Stevens, Trustee of the
                                            Brady Stevens Trust, Dated
                                            10/22/1997

---------------------                                        -------------------
CUSIP NO. 583185103                                          Page 14 of 14 Pages
---------------------                                        -------------------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 3, 2005                               /s/ Greg J. Paulk
-------------------                         ------------------------------------
Date                                        Greg J. Paulk,
                                            Chief Executive Officer,
                                            New-Com, Inc.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 3, 2005                               /s/ Joseph Hatton
-------------------                         ------------------------------------
Date                                        Joseph Hatton

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 3, 2005                               /s/ Janell Cassell
-------------------                         ------------------------------------
Date                                        Janell Cassell, Trustee of the
                                            Michael and Janell Cassell Family
                                            Trust